Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee	Wade Hundley	Steve Capp	Chris Plant
Chairman & CEO	President	CFO	Lewis Fanger
Investor Relations

PINNACLE ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

L’Auberge du Lac, Belterra Report Strong Annual Results

LAS VEGAS, February 26, 2008 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter of 2007, consolidated revenues were $220 million and Consolidated Adjusted EBITDA(1) was $32.3 million. The quarterly revenues reflect the addition of the Company’s new Lumière Place Casino in downtown St. Louis, Missouri, which opened on December 19, and the December 2006 acquisition of The Admiral Riverboat Casino, also in St. Louis. Consolidated revenues were $213 million and Consolidated Adjusted EBITDA was $34.5 million for the fourth quarter of 2006.

On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported a net loss of $19.2 million, or $0.32 per share, for the fourth quarter of 2007. For the fourth quarter of 2006, the Company reported a net loss of $5.0 million, or $0.10 per share. The change in results reflects increased pre-opening and development expenses related to the Company’s development activities, principally the hiring, training and marketing costs for the Lumière Place Casino, and additional depreciation costs associated primarily with that new property and a full quarter’s ownership of The Admiral Riverboat Casino. Partially offsetting these costs is an increase in capitalized interest.

While Lumière Place Casino opened in December and has performed very well since opening, the two associated hotels, HoteLumière and the Four Seasons Hotel St. Louis, opened in late January and early February. The SLeeK Steakhouse by Hubert Keller is scheduled to open on March 3, 2008. The complex’s pedestrian tunnel to the America’s Center convention center and the central business district is scheduled to open in April 2008. The large marquee sign for Lumière Place, standing 120 feet tall along Interstate 70, is expected to be completed in May 2008. Several charts have been made available today on Pinnacle’s web site at www.pnkinc.com, illustrating certain performance measures of Lumière Place Casino since opening.

Full-Year 2007 Results

For the full year, consolidated revenues were $924 million and Consolidated Adjusted EBITDA was $169 million compared to consolidated revenues of $912 million and Consolidated Adjusted EBITDA of $203 million for the prior-year period. The 2007 year-end results reflect continued strong performances at L’Auberge du Lac and Belterra, as well as the benefit of the December 2006 acquisition of The Admiral Riverboat Casino. Those increases were offset by a decrease in Adjusted EBITDA at Boomtown New Orleans, which continues to perform well compared to earlier years, but did not equal the results of 2006, when several major competitors were temporarily closed following Hurricanes Katrina and Rita. Boomtown New Orleans reported Adjusted EBITDA of $54.2 million for the year ended December 31, 2007, versus $81.0 million, $51.4 million, $32.2 million and $29.3 million for the years ended December 31, 2006, 2005, 2004 and 2003, respectively.

On a GAAP basis, the net loss for the year ended December 31, 2007 was $1.4 million, or $0.02 per share. In addition to the decrease in Adjusted EBITDA for Boomtown New Orleans cited above, the 2007 results reflect increased pre-opening and development expenses, increased corporate costs related to the Company’s growth and development projects, additional depreciation costs associated with an increased asset base, and a loss on early extinguishment of debt. These costs were partially offset by an increase in capitalized interest.

While the Company had a slight net loss in 2007, the Company has substantial operating cash flow due to its relatively large depreciation charges, reflecting the fact that much of its assets were built by the Company in recent years. On a GAAP basis, cash flow from operations was $145 million and $207 million for the years ended December 31, 2007 and 2006, respectively. Cash flow from operations before pre-opening and development expenses(1) was $205 million and $234 million for the years ended December 31, 2007 and 2006, respectively.

GAAP net income for the year ended December 31, 2006 was $76.9 million, or $1.56 per share, which included the exceptional performance at Boomtown New Orleans, net proceeds of approximately $44.7 million related to the terminated merger agreement with Aztar Corporation and pre-tax gains of $27.2 million from the sale of the California card club operations.

“Our company made significant progress in 2007,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment. “Our existing operations performed solidly overall in 2007, including a record year at L’Auberge and a near-record year at Belterra. Our New Orleans property stabilized at strong levels of profitability and we completed and opened Lumière Place.

“Strategically, we remain focused on reinvesting our shareholders’ cash flow into new casino resorts with compelling and innovative designs, tying them together into a national network,” Mr. Lee continued. “We continue to cultivate each of the projects in our growth pipeline, while carefully monitoring the credit markets. These development projects often take years of work, including acquiring the land and obtaining the necessary gaming licenses. In the early years, the cash outlays are relatively minor compared to the later stages of construction. The current disruption in the credit markets is quite severe and the availability of capital is currently constrained and, where available, its cost is quite high in comparison to the recent past. If interest rates for corporate borrowers such as us do not improve, it may be in our shareholders’ best interests to delay such projects in our development pipeline until credit markets improve and the expected returns of such projects again exceed the anticipated long term cost of capital.”

Recent Developments

•

On December 19, Pinnacle opened its new 75,000-square-foot Lumière Place Casino, which features approximately 2,000 slot machines, 50 table games and a poker room. The remaining amenities, including Lumière Place’s two hotels, approximately 22,000 square feet of meeting and convention space, additional restaurants, several retail outlets and a luxury spa, opened in the first quarter of 2008. Located in downtown St. Louis, the gaming and entertainment complex is adjacent to St. Louis’ central business district, the America’s Center convention center, the Edward Jones domed stadium and Laclede’s Landing entertainment district, and is only a few blocks from the famed Gateway Arch and Busch Stadium. A pedestrian tunnel linking the complex to the America’s Center convention center, the Edward Jones domed stadium and the city’s central business district is expected to open in April 2008.

•

The Company has begun foundation work for the River City casino in south St. Louis County, Missouri. Work continues on the access road from a nearby interstate to the casino hotel, including a bridge over an active railroad yard, which is the critical path for this project. The River City facility is expected to open in mid-2009, subject to licensing by the Missouri Gaming Commission.

•

In late December, Pinnacle opened 208 rooms of its 252-guestroom addition at L’Auberge du Lac. Additional new guestrooms became available in the first quarter as they were completed, with all rooms opened by the end of January. The project, reflecting an investment of approximately $67 million, includes 10 private villas, additional retail outlets, an expanded pool area, a new VIP lobby and other amenities. Inclusive of the recent expansion, L’Auberge du Lac’s total guestroom count is approximately 995. It is the largest hotel in Louisiana outside of New Orleans.

•

On February 9, 2008, voters in East Baton Rouge Parish approved by a margin of approximately 56% to 44% the development and construction of Rivière, the Company’s planned $250 million gaming entertainment complex. The project requires adherence to certain conditions of the Louisiana Gaming Control Board, which approved Pinnacle’s plans for Rivière in September 2007. The first phase of the project is expected to include a single-deck casino with approximately 1,500 slot machines and approximately 50 table games, a first-class hotel with 100 guestrooms, a live entertainment venue and an exciting mix of restaurants.

•

Pinnacle has begun soil testing for its Sugarcane Bay casino hotel in Lake Charles, Louisiana. The project, which is located adjacent to L’Auberge du Lac, is expected to include approximately 400 guestrooms and suites, 1,500 slot machines and 50 table games, including a poker room. The project was approved by local voters in November 2006 and requires adherence to certain conditions of the Louisiana Gaming Control Board.

•

Pinnacle continues the design process for its Atlantic City project, which for a resort of this size is expected to take at least two to three years from Pinnacle’s acquisition of the site in November 2006. Depending on the financial markets at the time, the Company envisions arranging financing and commencing construction in the second half of 2009.

•

On December 31, 2007, a subsidiary of Pinnacle entered into a development agreement with the Unified Government of Wyandotte County/Kansas City, Kansas that provides the general terms for its proposed $650 million gaming entertainment facility in Kansas City, Kansas. Earlier in December, the Unified Government endorsed Pinnacle’s plan as one of three proposals sent on to state officials for consideration. There are also other proposals competing for the same gaming license in Wyandotte County, including proposals from the neighboring city of Edwardsville.

•

Pinnacle expects to open shortly its 32-guestroom hotel adjoining its principal Casino Magic Argentina property in the Province of Neuquén. The new US$13.0 million hotel, which will be comprised of 15 standard rooms and 17 suites, is being funded through the property’s existing cash balances and operating cash flows. Under the terms of the Company’s exclusive agreement to operate casinos in the major cities of Neuquén, the opening of the hotel will extend the term of exclusivity from 2016 to 2021.

•

On February 22, 2008, Pinnacle and Arch Specialty Insurance Company entered into an agreement to settle Pinnacle’s lawsuit against Arch in connection with the hurricane-related damage to Pinnacle’s former casino in Biloxi, Mississippi and its Boomtown New Orleans casino in Harvey, Louisiana. Arch has agreed to pay the Company approximately $36.8 million on or before March 17, 2008. Arch’s payment will come from its $50 million policy participation in the $100 million layer of coverage in excess of $150 million. The Company continues to pursue its claims against the two remaining defendant insurance carriers for their respective shares of the Company’s total hurricane-related damage and consequential loss, which the Company values at a minimum of $297 million. One of those carriers, Allianz Global Risks US Insurance Company, insured the layer of loss between $100 million and $150 million and has previously advanced $5 million, subject to a reservation of rights. The other carrier, RSUI Indemnity Company, provided pari passu coverage with Arch for the $100 million layer and is the sole carrier for the layer of coverage between $250 million and $400 million. As of February 26, 2008, the Company has received payments or payment commitments totaling approximately $141.8 million from its insurers relative to these claims, including the settlement payment to be received from Arch.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac generated revenues of $77.2 million for the fourth quarter of 2007, a slight increase over the $75.8 million in the same 2006 period. Adjusted EBITDA declined to $15.8 million from $17.4 million in the same 2006 period primarily due to disruptions associated with the installation of a new slot management system. The new system is the same used by most of the Company’s other properties and its installation is important in working towards a unified player system.

L’Auberge du Lac’s revenues increased to $321 million for the year ended December 31, 2007, a 2.9% increase from $312 million in 2006. The increase in revenues contributed to an increase in Adjusted EBITDA to a record $75.3 million for the year ended December 31, 2007 from $72.4 million in 2006. Occupancy at the hotel was 92.4% for the year ended December 31, 2007, versus 92.2% in the prior-year period. L’Auberge du Lac opened in May 2005.

Boomtown New Orleans

Boomtown New Orleans revenues declined 2.6% from the comparable 2006 period. Adjusted EBITDA was $11.9 million in the fourth quarter of 2007 compared to $12.4 million in the fourth quarter of 2006. The 2006 fourth quarter reflected the beginning of normalized business levels as compared to the previous post-hurricane periods, as most of the property’s regional competition had reopened by the end of the third quarter of 2006.

Revenues and Adjusted EBITDA were $162 million and $54.2 million, respectively, for the year ended December 31, 2007, compared to revenues and Adjusted EBITDA of $201 million and $81.0 million, respectively, for the year ended December 31, 2006. Such moderated results reflect normalized business levels as compared to the exceptional results of the immediate post-hurricane period.

Belterra Casino Resort

Belterra revenues remained consistent at $42.1 million and $42.0 million in the fourth quarters of 2007 and 2006, respectively. Adjusted EBITDA increased to $7.7 million in the fourth quarter of 2007 compared to $6.4 million in the same 2006 period.

For the year ended December 31, 2007, revenues at Belterra increased to $178 million compared to $173 million in 2006. Adjusted EBITDA increased 5.3% to $39.3 million in 2007, which nearly equals record results, compared to $37.3 million in the prior-year period.

Boomtown Bossier City

Boomtown Bossier City reported revenues and Adjusted EBITDA of $20.4 million and $3.5 million, respectively, for the fourth quarter of 2007, compared to $22.3 million and $3.8 million, respectively, for the fourth quarter of 2006.

Revenues and Adjusted EBITDA were $89.7 million and $17.9 million, respectively, for the year ended December 31, 2007, compared to $96.3 million and $23.0 million, respectively, for the same period in 2006. In 2006, the property benefited from a temporary increase in the local population due to the 2005 hurricanes in southern Louisiana, as well as from reduced regional competition.

The Company is outfitting a barge with escalators and other amenities to adjoin the Boomtown casino, improving access to the upper and lower floors of the casino. This is expected to be completed in early 2009.

Lumière Place-St. Louis

Pinnacle’s St. Louis operations include its Lumière Place Casino, which opened on December 19, 2007, The Admiral Riverboat Casino, which was acquired in December 2006, and the two hotels at Lumière Place — HoteLumière and the Four Seasons Hotel St. Louis, which opened in early 2008. The Four Seasons Hotel St. Louis is owned by Pinnacle, and managed under a long-term management agreement with Four Seasons Hotels Limited.

For the 2007 fourth quarter, the St. Louis operations generated revenues of $17.4 million, including $5.5 million associated with the first 12 days of operations at Lumière Place Casino. This compares to $4.8 million in the 2006 quarterly period, the majority of which is associated with the 11 days in that quarter of The Admiral Riverboat Casino ownership. Adjusted EBITDA loss for the 2007 quarter of $131,000 is due primarily to the temporarily higher costs of opening a large, new property, including higher-than-normal staffing levels. In the 2006 fourth quarter, Adjusted EBITDA was $457,000.

For the year ended December 31, 2007, the St. Louis operations generated revenues of $66.1 million and Adjusted EBITDA of $6.1 million as compared to $13.8 million and $2.1 million, respectively, in the prior year, primarily reflecting a full year of operations in 2007 of The Admiral Riverboat Casino.

Boomtown Reno

Boomtown Reno closed its truck stop late in the second quarter of 2007 to facilitate the neighboring Cabela’s Inc. branded sporting goods store opening, which was on November 16, 2007. The parking for Cabela’s utilizes the former truck stop location.

Primarily due to the closure of the truck stop, which sold fuel at low margins, Boomtown Reno revenues declined to $13.7 million for the fourth quarter of 2007 from the $20.0 million in the same 2006 period. The truck stop closure also resulted in fewer casino customers. Adjusted EBITDA loss was $1.1 million in the fourth quarter of 2007 compared to Adjusted EBITDA of $713,000 in the same 2006 period.

Primarily due to the closure of the truck stop, Boomtown Reno revenues and Adjusted EBITDA declined for the year ended December 31, 2007 to $67.2 million and $3.5 million, respectively, compared to $87.1 million and $6.8 million, respectively, for the year ended December 31, 2006.

The Company has made certain management changes and staffing adjustments in recent months. It also plans to refurbish the guestrooms and portions of the casino during 2008.

International

The International segment generated revenues of $9.8 million for the fourth quarter of 2007, a 27.8% increase over the $7.7 million in the same 2006 period. The increase in revenues contributed to an increase in Adjusted EBITDA to $3.5 million in the fourth quarter of 2007 compared to $2.0 million in the same 2006 period.

Revenues and Adjusted EBITDA for 2007 rose to $39.2 million and $12.8 million, respectively, from $28.6 million and $9.2 million, respectively, in 2006.

Other Items

Corporate Expenses. Corporate expenses for the fourth quarter of 2007 were $8.8 million as compared to $8.7 million in the prior-year period, excluding non-cash share-based compensation charges in both periods.

For the year, corporate expenses were $39.8 million in 2007 as compared to $29.2 million for 2006. The increase in corporate expenses is due principally to the hiring of additional corporate staff in support of the Company’s expanding base of operations.

Pre-opening and Development Expenses. For the fourth quarter of 2007, pre-opening and development expenses were $23.3 million, including $12.6 million for Lumière Place, $5.0 million for the Atlantic City project, $3.2 million for the Sugarcane Bay and Rivière projects and $1.3 million for River City. For the 2006 fourth quarter, pre-opening and development expenses were $11.8 million, including $2.4 million for the St. Louis projects and $2.8 million for the Atlantic City project.

For the years ended December 31, 2007 and 2006, pre-opening and development expenses were $60.8 million and $29.8 million, respectively. The 2007 costs were primarily associated with the St. Louis development activities, the Atlantic City development and the Sugarcane Bay project. The 2006 costs were primarily associated with the St. Louis development activities, as well as costs associated with the acquisition of the Company’s Atlantic City site.

Although anticipated pre-opening expenses are included in the Company’s various project budgets, such costs are and will continue to be expensed as incurred, in accordance with GAAP.

Port St. Louis Condominiums. In 2005, an affiliate of the Company entered into a joint venture agreement with local developers to develop a 10-story luxury condominium project in Laclede’s Landing, near Lumière Place. The joint venture then designed the building, arranged a $19.0 million financing commitment and solicited bids for the building’s construction. The estimated costs of construction turned out to be higher than was originally estimated, while the overall market for residential housing has deteriorated in the interim. As a result, the partners determined that the project would not achieve sufficient returns and the affiliate has terminated the project. Through its affiliate, the Company had contributed approximately $1.3 million in expenses and its partner had contributed a portion of the project real property. The affiliate is discussing, with the partner and a construction lender, dissolving the partnership and the potential transfer of the property to the affiliate’s partner, for reimbursement of $500,000 of the expenses plus the entire purchase price paid by the partnership for the remaining portion of the project real property.

Write-downs and Other Charges, net. For the quarter ended December 31, 2007, the Company incurred $1.0 million of asset write-downs and other charges primarily associated with the cancellation of the St. Louis condominium joint venture project noted above. These transactions were excluded from the calculation of Adjusted EBITDA.

For the year ended December 31, 2007, the Company incurred asset write-downs and other charges associated with a planned 250-guestroom addition at Belterra Casino Resort, which has been indefinitely postponed ($1.0 million); approximately $2.8 million of furniture, fixtures and equipment that was abandoned in connection with the extensive renovation of the former Embassy Suites Hotel in St. Louis, which has been rebranded as the HoteLumière; and the cancelled Port St. Louis condominium project ($1.0 million). Partially offsetting these charges was a gain of $488,000 on the sale of a corporate aircraft. All of these transactions were excluded from the calculation of Adjusted EBITDA.

2006 Litigation Settlement Reserve. In the fourth quarter ended December 31, 2006, the Company recorded a $2.2 million litigation settlement reserve involving the potential exercise of stock options once held by the Company’s former chairman. The stock options, which have been cancelled, had significantly greater value than the settlement reserve. The suit was settled in the first quarter of 2007 for an amount that approximated the reserve and reflected principally the former chairman’s legal expenses.

Non-cash Share-based Compensation. For the fourth quarters ended December 31, 2007 and 2006, the non-cash share based compensation costs were $2.0 million and $1.6 million, respectively.

For the years ended December 31, 2007 and 2006, the non-cash share-based compensation costs were $8.4 million and $5.5 million, respectively.

Other Non-operating Income. Other non-operating income primarily includes interest income of $2.2 million and $4.4 million for the three months ended December 31, 2007 and 2006, respectively. The reduction in interest income is due to reduced investment balances and lower interest rates.

Interest Expense. Interest expense, net of capitalized interest, was $4.1 million for the three months ended December 31, 2007 versus $12.9 million for the three months ended December 31, 2006. The decrease was principally due to significantly greater investment in projects under development or construction. This resulted in a $10.8 million increase in capitalized interest for the three months ended December 31, 2007, as compared to the three months ended December 31, 2006. Interest expense before the capitalization of interest was $17.9 million and $15.9 million for the three months ended December 31, 2007 and 2006, respectively, resulting principally from higher debt levels in the 2007 period due to investments made in property and equipment.

Discontinued Operations. For the three months ended December 31, 2007, the Company reported a pre-tax loss from discontinued operations of $442,000. This is principally due to legal and administrative expenses related to Casino Magic Biloxi and the insurance claims resulting from Hurricanes Katrina and Rita in 2005.

Quarterly results for discontinued operations in 2006 included a pre-tax loss of $274,000 principally due to administrative expenses of Casino Magic Biloxi.

In August 2006, the Company filed a lawsuit against three of its carriers for payment of insurance claims for losses due to Hurricanes Katrina and Rita. In February 2008, the Company settled with one of the carriers for approximately $36.8 million. The Company is continuing to pursue litigation with the remaining two carriers.

Liquidity

The Company had approximately $191 million in cash and cash equivalents at December 31, 2007. Of the Company’s $625 million revolving credit facility, approximately $161 million is currently utilized, including $50 million borrowed in late 2007, $90 million borrowed in early 2008, and $21.2 million of letters of credit issued. Funding of Lumière Place and the L’Auberge du Lac hotel expansion is now substantially completed. Utilization of the credit facility is currently restricted to $350 million by the Company’s indenture governing its 8.75% senior subordinated notes, which become callable in 2008.

Community Contribution

The Company pays significant taxes in the communities in which it operates. During 2007, Pinnacle paid or accrued $228 million in gaming taxes, $19.4 million in payroll taxes, $10.6 million in property taxes, and $4.0 million in sales taxes. Setting aside income taxes, the Company paid or accrued $262 million for taxes to state and local authorities for all of 2007.

Investor Conference Call

Pinnacle will hold a conference call for investors today, February 26, 2008 at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2007 fourth quarter and year-end financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through March 4, 2008 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 35541384. The conference call will also be available for replay at www.pnkinc.com.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income (loss) and cash flow from operations before pre-opening and development expenses are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity. Cash flow from operations before pre-opening and development expenses is defined as net cash provided by operating activities excluding pre-opening and development expenses.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued, and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. In February 2007, the Company settled litigation related to stock options held by a former Chairman of the Company. The Company paid $2.2 million, principally the former Chairman’s legal fees, and confirmed the cancellation or expiration of options that had a significantly greater economic value. This settlement is viewed as non-recurring and has also been excluded from Adjusted EBITDA and Adjusted net income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

The Company uses cash flow from operations before pre-opening and development expenses to review and analyze the Company’s cash flow from operations from existing properties separate and apart from the effect of the Company’s development activities. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes cash flow from operations before pre-opening and development expenses is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from the pre-opening and development expenses relating to new development projects that do not impact decisions affecting its then current operating casino properties. Management believes that cash flow from operations before pre-opening and development expenses is useful to investors since the adjustments provide a measure of performance of existing properties that can be more easily compared from period to period. Cash flow from operations before pre-opening and development expenses does not include the pre-opening and development expenses of the Company’s development activities, but the Company compensates for these limitations by using other comparative measures, including pre-opening and development expenses themselves, to assist in evaluating its cash flows from operating activities.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of GAAP net income (loss) to Adjusted net income (loss) and for a reconciliation of GAAP cash flow from operations to cash flow from operations before pre-opening and development expenses.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously owned and operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million major casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana, to be called Rivière; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey, on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, and financing options, including the state of the capital markets and the Company’s ability to access the capital markets, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (b) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and the Company may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Rivière projects, some of which are beyond its control; (g) the Company’s proposal for the Kansas City project is subject to competitive bidding and the Company may not be selected by the Kansas Racing and Gaming Commission for the sole license being awarded in Northeastern Kansas;(h) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficultly obtaining additional financing; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (j) the outcome of the lawsuit with certain of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (k) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:
Gaming	$194,370	$183,917	$811,161	$782,960
Food and beverage	11,401	10,535	46,393	45,508
Truck stop and service station	2,939	6,247	18,429	29,890
Hotel and recreational vehicle park	5,142	6,462	23,431	30,346
Other	5,715	5,497	24,297	23,653

	219,567	212,658	923,711	912,357

Expenses and other costs:
Gaming	118,876	111,178	473,146	444,880
Food and beverage	12,218	10,885	46,722	43,851
Truck stop and service station	2,826	5,886	17,502	28,246
Hotel and recreational vehicle park	2,810	3,598	11,698	14,724
General and administrative	49,195	46,609	202,496	174,422
Other operating expenses	3,376	3,855	11,485	11,494
Depreciation and amortization	22,649	18,410	81,037	69,120
Pre-opening and development expenses	23,309	11,770	60,783	29,773
Write-downs and other charges, net	527	—	4,364	—

	235,786	212,191	909,233	816,510

Operating income (loss)	(16,219)	467	14,478	95,847
Other non-operating income	2,248	4,490	15,510	16,009
Interest expense, net of capitalized interest	(4,149)	(12,938)	(25,715)	(53,678)
Merger termination proceeds, net of related expenses	—	(90)	—	44,731
Loss on early extinguishment of debt	—	—	(6,124)	—

Income (loss) from continuing operations before minority interest and income taxes	(18,120)	(8,071)	(1,851)	102,909
Minority interest	—	100	—	100
Income tax benefit (expense)	(382)	3,150	466	(41,122)

Income (loss) from continuing operations	(18,502)	(4,821)	(1,385)	61,887
Income (loss) from discontinued operations, net of income taxes	(694)	(166)	(21)	14,999

Net income (loss)	$(19,196)	$(4,987)	$(1,406)	$76,886

Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.31)	$(0.10)	$(0.02)	$1.30
Income (loss) from discontinued operations, net of income taxes	(0.01)	—	—	0.31

Net income (loss) per common share—basic	$(0.32)	$(0.10)	$(0.02)	$1.61

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.31)	$(0.10)	$(0.02)	$1.26
Income from discontinued operations, net of income taxes	(0.01)	—	—	0.30

Net income (loss) per common share—diluted	$(0.32)	$(0.10)	$(0.02)	$1.56

Number of shares—basic	59,852	48,120	59,221	47,629
Number of shares—diluted	59,852	48,120	59,221	49,272

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents (a)	$191,124	$210,897
Other assets	286,138	266,562
Property and equipment, net	1,716,282	1,260,371

Total assets	$2,193,544	$1,737,830

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt, including current portion	$299,884	$268,958
Long-term debt, including current portion	841,301	774,289

Total liabilities	1,141,185	1,043,247
Stockholders’ equity	1,052,359	694,583

Total liabilities and stockholders’ equity	$2,193,544	$1,737,830

(a)	The 2006 balance includes approximately $22.3 million of cash classified as restricted cash at year-end, which funds were distributed to the Company in early January 2007.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(In thousands, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues
L’Auberge du Lac	$77,186	$75,843	$321,244	$312,283
Boomtown New Orleans	38,966	40,023	162,024	201,483
Belterra Casino Resort	42,066	42,015	177,868	172,669
Boomtown Bossier City	20,422	22,290	89,687	96,270
Lumière Place-St. Louis (a)	17,385	4,811	66,082	13,796
Boomtown Reno	13,692	19,972	67,188	87,109
International	9,791	7,661	39,181	28,604
Other	59	43	437	143

Total Revenues	$219,567	$212,658	$923,711	$912,357

Adjusted EBITDA (b)
L’Auberge du Lac	$15,823	$17,351	$75,257	$72,364
Boomtown New Orleans	11,867	12,398	54,180	80,972
Belterra Casino Resort	7,710	6,438	39,251	37,289
Boomtown Bossier City	3,477	3,848	17,861	23,039
Lumière Place-St. Louis (a)	(131)	457	6,125	2,051
Boomtown Reno	(1,134)	713	3,465	6,800
International	3,487	1,982	12,777	9,176

	41,099	43,187	208,916	231,691
Corporate expenses	(8,813)	(8,669)	(39,828)	(29,164)

Consolidated Adjusted EBITDA (b)	$32,286	$34,518	$169,088	$202,527

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA (b)	$32,286	$34,518	$169,088	$202,527
Pre-opening and development expenses	(23,309)	(11,770)	(60,783)	(29,773)
Non-cash share-based compensation	(2,020)	(1,621)	(8,426)	(5,537)
Litigation settlement	—	(2,250)	—	(2,250)
Write-downs and other charges, net	(527)	—	(4,364)	—
Depreciation and amortization	(22,649)	(18,410)	(81,037)	(69,120)
Other non-operating income (c)	2,248	4,490	15,510	16,009
Interest expense, net of capitalized interest	(4,149)	(12,938)	(25,715)	(53,678)
Merger termination proceeds, net of related expense	—	(90)	—	44,731
Loss on early extinguishment of debt	—	—	(6,124)	—
Minority Interest	—	100	—	100
Income tax (expense) benefit	(382)	3,150	466	(41,122)

Income (loss) from continuing operations	$(18,502)	$(4,821)	$(1,385)	$61,887

(a)	Lumière Place includes the Lumière Place Casino, two hotels and The Admiral Riverboat Casino. The Lumière Place Casino opened on December 19, 2007. The Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008, following an extensive refurbishment. The Admiral Riverboat Casino was acquired on December 20, 2006.
(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.
(c)	Includes interest income of $2.2 million and $4.4 million for the three months ended December 31, 2007 and 2006, respectively, and $15.5 million and $14.2 million for the years ended December 31, 2007 and 2006, respectively. Also included is a gain on the sale of Aztar Corporation common stock of $1.8 million in the twelve months ended December 31, 2006.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Adjusted net income (loss) (a)
Net income (loss)	$(19,196)	$(4,987)	$(1,406)	$76,886
Pre-opening and development expenses	13,927	7,119	36,318	17,887
Non-cash share-based compensation (b)	1,207	980	5,035	3,327
Write downs and other charges, net	315	—	2,607	—
Loss on early extinguishment of debt	—	—	3,659	—
Litigation settlement	—	1,361	—	1,352
Income tax benefit	—	—	—	—
Merger termination proceeds, net of related expenses	—	54	—	(26,874)
Minority interest (benefit)	—	(100)	—	(100)
(Income) loss from discontinued operations, net of taxes	694	166	21	(14,999)

Adjusted net income (loss)	$(3,053)	$4,593	$46,234	$57,479

Adjusted per common share – diluted
Net income (loss)	$(0.32)	$(0.10)	$(0.02)	$1.56
Pre-opening and development expenses	0.23	0.14	0.60	0.36
Non-cash share-based compensation (b)	0.02	0.02	0.08	0.07
Write downs and other charges, net	0.01	—	0.04	—
Loss on early extinguishment of debt	—	—	0.06	—
Litigation settlement	—	0.03	—	0.03
Merger termination proceeds, net of related expenses	—	—	—	(0.55)
Minority interest (benefit)	—	(0.00)	—	(0.00)
(Income) loss from discontinued operations, net of taxes	0.01	—	0.00	(0.30)

Adjusted net income (loss) per common share – diluted	$(0.05)	$0.09	$0.76	$1.17

Number of shares – diluted (c)	59,582	49,919	60,553	49,272

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).
(b)	In addition to share-based compensation charges, includes a gain on the sale of equity securities for the year ended December 31, 2006.
(c)	For the three months ended December 31, 2007, the diluted effect of in-the money stock options has been excluded as the Company had adjusted net loss for that period.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Cash Flow from Operations to

Cash Flow from Operations before Pre-opening and Development Expenses

(In thousands, unaudited)

	Twelve months ended December 31,
	2007	2006
Cash flow from operations	$144,527	$206,527
Pre-opening and development expenses (a)	60,786	27,582

Cash flow from operations before pre-opening and development expenses (b)	$205,313	$234,109

(a)	Pre-opening and development expenses are adjusted for non-cash amounts at December 31, 2007 and 2006.
(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of cash flow from operations before pre-opening and development expenses.